Primark Private Equity Investments Fund

(the “Fund”)

Class I Shares

Class II Shares

Supplement dated December 6, 2023 to the Fund’s Prospectus and Statement of Additional Information (“SAI”) each dated July 31, 2023, and as supplemented from time to time

Important Notice Regarding Change in Name

Effective January 2, 2024, the Fund’s name will change to Primark Meketa Private Equity Investments Fund. Accordingly, all references to Primark Private Equity Investments Fund in the Prospectus and SAI are hereby replaced in their entirety.

This Supplement should be read in conjunction with the Fund’s Prospectus and SAI. This Supplement, and the Prospectus and SAI provide relevant information for all shareholders and should be retained for future reference. The Prospectus and SAI have been filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference. These can be obtained without charge by calling 1-877-792-0924.